Exhibit 16.1

August 22, 2022

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read Impact BioMedical, Inc’s statements included under Item 11 of its Amendment No. 4 to Form S-1 (Registration No. 333-253037) filed on August 2, 2022 and we agree with such statements insofar as they relate to our firm. With respect to all other matters, we have no basis to agree or disagree with the statements made by the registrant.

/s/ Freed Maxick CPAs, P.C.